Exhibit 10.41

Portions of this exhibit marked [*] are requested to be treated confidentially.

Execution Copy

SECOND AMENDMENT AND AGREEMENT

THIS SECOND AMENDMENT AND AGREEMENT (“Second Amendment”) is made as of December 21, 2012 (“Second Amendment Effective Date”) by and between Coronado Biosciences Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 24 New England Executive Park, Burlington, MA 01803, United States (“Coronado”) and Ovamed GmbH, a company with limited liability organized and existing under the laws of Germany and having its principal office at Kiebitzhörn 31, 22885 Barsbüttel, Germany (“Ovamed”). Coronado and Ovamed are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Coronado and Ovamed are parties to (a) an Exclusive Sublicense Agreement dated December 12, 2005 (as amended, the “Sublicense Agreement”), (b) a Manufacturing and Supply Agreement dated March 29, 2006 (as amended, the “Supply Agreement”), (c) the Letter Agreement dated November 8, 2007 (the “Letter Agreement”), (d) the Term Sheet dated June 8, 2010 (the “Term Sheet”), (e) the Amendment and Agreement dated January 7, 2011, and (f) together with the University of Iowa Research Foundation (“UIRF”), the Side Agreement effective as of November 15, 2011 (the “Side Agreement”) (all of the foregoing agreements, as amended and in effect immediately prior to the Second Amendment Effective Date, being collectively referred to herein as the “Agreements”);

WHEREAS, Ovamed and ParaTech (as defined below) have entered into the Restated Exclusive Production and Supply Agreement effective March 20, 2012 (the “ParaTech Agreement”), providing for the exclusive supply of non-embryonated TSO by ParaTech to Ovamed and the exclusive purchase of non-embryonated TSO by Ovamed from ParaTech, which exclusivity also obligates Ovamed not to permit its sub-licensees under the Patent Rights to purchase from third parties or manufacture themselves non-embryonated TSO, a copy of which (partially redacted, however showing the material supply terms of said ParaTech Agreement) has been provided to Coronado; and

WHEREAS, the Parties desire to, among other things, provide for the grant from Ovamed to Coronado of the Manufacturing License (as defined below) and for certain agreements between the Parties and amendments to the Agreements relating to the foregoing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, the Parties, intending to be legally bound, hereby agree, effective, except as otherwise specifically set forth herein, as of the Second Amendment Effective Date, as follows:

1. Definitions. Except as otherwise set forth herein, capitalized terms not otherwise defined or amended in this Second Amendment shall have the meaning ascribed to them in the Agreements. Any capitalized term defined in this Second Amendment (including in any provision of an Agreement amended by this Second Amendment) shall either amend, restate and/or supersede any definition of such term previously defined in any of the Agreements or, if not previously defined, shall be deemed added to the Agreements as defined in this Second Amendment. Accordingly, the following terms, where used in this Second Amendment and, from and after the Second Amendment Effective Date, the Agreements, in the singular or plural, shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partner-ship or other entity, which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purposes of this Paragraph 1.1, “control” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the entity, in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Parties agree that a company is deemed to be under “common control with” another company if the two companies are owned or controlled by the same group of individuals.

1.2 “CGMP” means (a) Current Good Manufacturing Practices and General Biologics Standards, as promulgated under the European Directive 2003/94/EC and ICH Q7A and ICH Q10 (Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients and Pharmaceutical Quality System, respectively) and (b) Current Good Manufacturing Practice as established in the U.S. Federal Food, Drug and Cosmetic and Public Health Service Act and promulgated thereunder in the Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. ss. 210, 211 and 600), or any successors thereto and as any of the foregoing may be amended from time to time, and any other rules or regulations which may be applicable to Manufacturing Activities for the United States and Europe.

1.3 “Collaboration Agreement” means the Collaboration Agreement by and among Coronado, OvaMed, and Dr. Falk Pharma GmbH (“Falk”) dated as of March 20, 2012.

1.4 “Competing Product” means a biological product marketed by a third party (other than an Affiliate of Coronado or an entity enabled, aided or abetted by Coronado) that:

(a) for purposes of Article 9.6 of the Sublicense Agreement, (i) has been approved as “biosimilar” to Product or “interchangeable” with Product under the United States Biologics Price Competition and Innovation Act of 2009 and the rules, regulations and guidances thereunder or any successors thereto and as any of the foregoing may be amended from time to time (the “BPCI Act”), and (ii) has achieved a market share in the United States of [*] percent ([*]%) or [*]; and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) for purposes of Article 4.7.4 of the Sublicense Agreement, (i) has been approved under the BPCI Act as “biosimilar” to or “interchangeable” with Product or any other product approved by the FDA for the same indication as Product, and (ii) has achieved a market share in the United States of [*] percent ([*]%) or greater of the total unit volume of Product in the United States.

1.5 “Coronado Per Unit Manufacturing Costs” means, for any calendar year, (a) the aggregate costs (including costs payable to third parties) incurred by Coronado in connection with Coronado’s Manufacturing Activities and expenses included under the caption “Included Cost Categories” on Appendix 1.5(a) that are associated with Products included in Net Sales for such calendar year, divided by (b) the number of Products included in such Net Sales; for the avoidance of doubt, Coronado Per Unit Manufacturing Costs shall not include an allocation for those Manufacturing Activities and expenses (x) under the caption “Excluded Cost Categories” on Appendix 1.5(b), or (y) for Product that is used in research and development activities or sold at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs.

1.6 “Ex-Territory” means all countries and jurisdictions outside the Territory.

1.7 “Gross Margin” means, for any calendar quarter, the amount, expressed as a percentage, obtained by (a) subtracting from Net Sales for such calendar quarter the sum of, to the extent applicable for such calendar quarter, (i) Coronado Per Unit Manufacturing Costs multiplied by the number of Products included in such Net Sales, (ii) Manufacturing Fees, (iii) royalties paid and payable to OvaMed under the Sublicense Agreement, and (iv) royalties paid and payable to Falk under the Collaboration Agreement, in each case for such calendar quarter; and (b) dividing the result by such Net Sales.

1.8 “Inability to Supply” means, (a) with respect to the Territory, that Coronado and/or its designees are unable to manufacture and supply Product in compliance with CGMPs and the Specifications and/or in the quantities and within the time periods necessary to meet clinical or commercial requirements, and (b) with respect to the Ex-Territory, that Ovamed and/or its designees are unable to manufacture and supply Product in compliance with CGMPs and the Specifications and/or in the quantities and within the time periods necessary to meet clinical or commercial requirements (in each case including the requirements of the applicable Party’s licensees or sub-licensees).

1.9 “Invention” shall mean any discoveries, processes, methods, technologies or improvements and Know-How related to the formulation, delivery, presentation or manufacture of Product or Manufacturing Activities.

1.10 “Lease” means the Commercial Lease (including the Rider to Lease) dated as of December 21, 2012 by and between TSO Laboratories, as lessee, and Cummings Property, LLC, as lessor, for certain premises located at 233 and 230 West Cummings Park, Woburn MA, relating to the US Facility, a complete and accurate copy of which has been provided to Coronado.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11 “License Agreement” means the exclusive License Agreement dated December 8, 2005 by and between UIRF and Ovamed, as amended by the Side Agreement.

1.12 “Manufacturing Activities” means the activities and operations to be undertaken by each Party depending on the context (or its respective designees, including third party manufacturers and subcontractors), in the manufacture (including embryonation), quality control testing (including in-process, release and stability testing when applicable), and release of Product to meet the Specifications, and supply of clinical and commercial quantities of Product in accordance with Regulatory Standards.

1.13 “Manufacturing Assumption Date” means the effective date of Coronado’s assumption of Manufacturing Activities, which date shall (a) be provided by Coronado to Ovamed in writing, and (b) be no earlier than the satisfaction of both of the following and no later than sixty (60) days after satisfaction of both of the following: the (i) acceptance by the FDA of the amendment(s) to Coronado’s IND containing chemistry, manufacturing and controls (“CMC”) information, including information associated with Manufacturing Activities at the US Facility (the “CMC Amendment”) and (ii) execution of the Non-Embryonated TSO Supply Agreement.

1.14 “Manufacturing Fee” shall have the meaning set forth in Article 4.7 of the Sublicense Agreement, as amended by this Second Amendment.

1.15 “Manufacturing License” shall have the meaning set forth in Article 2.1 of the Sublicense Agreement, as amended by this Second Amendment.

1.16 “Manufacturing Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof that claim an Invention (other than the Falk Patent Rights, as defined in the Collaboration Agreement).

1.17 “Non-Embryonated TSO Supply Agreement” shall have the meaning set forth in Paragraph 2.6 of this Second Amendment.

1.18 “Ovamed Per Unit Manufacturing Costs” means, for any calendar year, (a) the aggregate costs (including costs payable to third parties) incurred by Ovamed in connection with Ovamed’s Manufacturing Activities and expenses under the caption “Included Cost Categories” on Appendix 1.5(a) for such calendar year divided by (b) the number of Products manufactured and sold by Ovamed during such calendar year; for the avoidance of doubt, Ovamed Per Unit Manufacturing Costs shall not include an allocation for those Manufacturing Activities and expenses (x) under the caption “Excluded Cost Categories” on Appendix 1.5(b), or (y) for Product that is used in research and development activities or sold at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs.

1.19 “ParaTech” means Parasite Technologies A/S, a Danish corporation registered with the Danish Commerce and Companies Agency under company registration number 27 97 18 22 with its principal office at Vallerød Banevej 12, DK2960 Rungsted Kyst.

1.20 “Product(s)” means any pharmaceutical or medicinal product(s) containing Trichuris suis ova (“TSO”) as an active substance, incorporated into any formulation or delivery system.

1.21 “Regulatory Standards” means (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, (ii) compliance with CGMPs, and (iii) compliance with laws, rules, regulations and standards of any applicable Regulatory Authority.

1.22 “Second Amendment” means this Second Amendment and Agreement entered into by and between the Parties and effective as of the Second Amendment Effective Date.

1.23 “Second Source Agreement” shall have the meaning set forth in Paragraph 2.5 of this Second Amendment.

1.24 “Specifications” means the quality assurance and quality control specifications for Product, which are the specifications set forth in the U.S. IND for Product as of the Second Amendment Effective Date, as such specifications may be modified from time to time as required by Regulatory Standards and by mutual agreement of the Parties.

1.25 “Technical Information” means the Know-how, techniques, processes, formulae, methods, equipment specifications, documents and other technical information relating to the proper manufacture, packaging, quality control, release, disposal, storage, handling and/or shipping of Product and embryonated TSO, as applicable, included in the documents listed in Appendix 1.25.

1.26 “Technology Transfer” shall have the meaning set forth in Paragraph 2.2 of this Second Amendment.

1.27 “Territory” means North America, South America and Japan.

1.28 “TSO Laboratories” means TSO Laboratories, Inc., a Massachusetts corporation and wholly-owned subsidiary of Ovamed, with an office at 355 Providence Highway, Suite 200, Westwood, MA 02030.

1.29 “Typically Sub-Contracted Manufacturing Activities” shall have the meaning set forth in Paragraph 2.1.6 of this Second Amendment.

1.30 “Unit” means approximately [*], and references herein to per Unit amounts assume that a treatment dose will require [*] Units [*], and that dosing will be every two weeks.

1.31 “US Facility” means the manufacturing facility for conducting Manufacturing Activities (a) as required by the Agreements as in effect immediately prior to the Second Amendment Effective Date to be established by OvaMed in the United States, and (b) in accordance with the Manufacturing License and related amendments to the Agreements set forth in this Second Amendment, to be established by Coronado in the United States.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2. Grant of Manufacturing License, Cross-Licenses and Related Agreements between the Parties.

2.1 General. In accordance with the provisions of this Paragraph 2 of this Second Amendment and Article 2.1 of the Sublicense Agreement, as amended by this Second Amendment, (a) Coronado shall have the right and license under the Patent Rights, the Technical Information and the Know-how to make and have made Product; (b) Ovamed shall provide Coronado with the Technology Transfer; and (c) the Parties shall have the cross-licenses provided under Paragraph 2.3 of this Second Amendment.

2.1.1 In consideration of the foregoing and as compensation for Ovamed not being the exclusive supplier of Product to Coronado, Coronado shall pay Ovamed (a) an aggregate of $1,500,000, payable in accordance with Article 4.8 of the Sublicense Agreement, and (b) the Manufacturing Fee in accordance with Article 4.7 of the Sublicense Agreement (in each case as the Sublicense Agreement is amended by this Second Amendment); for the avoidance of doubt, the foregoing payment obligations are additional to the other payment obligations of Coronado under the Sublicense Agreement.

2.1.2 Effective from and after the Manufacturing Assumption Date, Ovamed’s rights and obligations under the Supply Agreement to manufacture and supply all of Coronado’s requirements for Product for the Territory shall terminate, and Coronado shall assume Manufacturing Activities for the Territory, provided, however, that each Party’s rights and obligations incurred prior to the Manufacturing Assumption Date under the Supply Agreement (including with respect to Product subject to unfulfilled Purchase Orders as of, and Product supplied prior to, the Manufacturing Assumption Date), shall survive such termination as set forth in Paragraph 3.3 of this Second Amendment.

2.1.3 Ovamed’s obligations under the Letter Agreement and the Supply Agreement to establish the US Facility shall (a) effective from and after the Second Amendment Effective Date, be suspended, provided that Ovamed is performing in good faith its Technology Transfer obligations in accordance with Paragraph 2.2 of this Second Amendment, and (b) effective from and after the Manufacturing Assumption Date, terminate.

2.1.4 Subject to Paragraph 2.5 of this Second Amendment and the Second Source Agreement, Ovamed shall have the right and shall use commercially reasonable efforts to make and have made Product for the Territory as a qualified second source supplier in the event of a Coronado Inability to Supply, and Coronado shall have the right and shall use commercially reasonable efforts to make and have made Product for the Ex-Territory as a qualified second source supplier in the event of an Ovamed Inability to Supply.

2.1.5 Each Party shall (a) perform all Manufacturing Activities and maintain all facilities owned or controlled by it relating to the Manufacturing Activities in compliance and conformance with CGMPs, the Specifications, approved manufacturing procedures and validated test methods and applicable Regulatory Standards, and (b) unless otherwise agreed to by ParaTech, during the term of the ParaTech Agreement and the Non-Embryonated TSO Supply Agreement, as applicable, use exclusively non-embryonated TSO supplied by ParaTech in connection with the manufacture of Product.

2.1.6 Although it is intended by the Parties that the applicable Party (or its Affiliates or permitted Sublicensees) shall perform the Manufacturing Activities for their respective territory (and, pursuant to the Second Source Agreement, for the other Party’s territory) at such Party’s respective manufacturing facilities, the Parties acknowledge and agree that (a) certain Manufacturing Activities (for example, analytical, formulation, finishing, labeling, packaging, and such other activities that, in the pharmaceutical industry, are typically subcontracted, collectively, “Typically Sub-Contracted Manufacturing Activities”) are expected to be performed by subcontractors to the applicable Party, and (b) if in Coronado’s reasonable judgment, Coronado determines that Manufacturing Activities in addition to Typically Sub-Contracted Manufacturing Activities should also be performed by a third party contractor, Coronado shall so advise Ovamed of the basis for and the Parties shall discuss such determination. For clarification, in the event Manufacturing Activities are so conducted by a third party contractor other than Ovamed, (i) the determination of any Manufacturing Fee payable by Coronado in accordance with Article 4.7 of the Sublicense Agreement shall include Products included in Net Sales that are manufactured by such third party contractor; and (ii) such third party contractor shall be subject to confidentiality obligations at least as restrictive as those between the Parties and shall provide Coronado with rights (including sublicense rights) to Manufacturing Patent Rights claiming Inventions discovered, developed, conceived or reduced to practice as a result of such Manufacturing Activities conducted by such third party contractor.

2.2 Technology Transfer. Ovamed shall provide the following to enable Coronado to submit to the FDA the CMC Amendment and to assume Manufacturing Activities at the US Facility (the “Technology Transfer”):

2.2.1 As soon as practicable after the Second Amendment Effective Date, but no later than thirty (30) days after the Second Amendment Effective Date, Ovamed shall provide and transfer to Coronado via an electronic data room the Technical Information. If, in Coronado’s reasonable judgment, the Technical Information is not sufficient to enable Coronado to submit to the FDA or obtain FDA approval of the CMC Amendment or to assume Manufacturing Activities at the US Facility, Ovamed shall, upon reasonable request of Coronado, provide such further information, documentation and materials in Ovamed’s possession as may be reasonably necessary to submit to the FDA or obtain FDA approval of the CMC Amendment and to enable Coronado to assume Manufacturing Activities at the US Facility. To the extent not in the possession of Ovamed but in the possession of subcontractors of Ovamed, Ovamed shall use commercially reasonable efforts to procure that its subcontractors provide test methods and validation reports so required.

2.2.2 Ovamed shall provide Coronado reasonable time to consult with Ovamed’s technical personnel and to observe each of their performance of such activities in actual practice, and make available to Coronado at the US Facility knowledgeable Ovamed personnel familiar with Manufacturing Activities and CMC issues, both during the transfer and for a period of six (6) months after the Manufacturing Assumption Date, at mutually agreeable times. Coronado shall reimburse Ovamed for approved travel and other out-of-pocket expenses actually incurred by Ovamed in making such Ovamed personnel available at the US Facility at Coronado’s request. Further, should the consulting time (whether at the US Facility or otherwise, excluding travelling time) requested by Coronado and provided by Ovamed exceed an aggregate total of 100 hours, Coronado shall pay to Ovamed a reasonable fee for the respective personnel at hourly rates to be mutually agreed in good faith. For the avoidance of doubt, the foregoing fee shall not apply with respect to Services provided under the Consulting Agreement provided for under Paragraph 2.4 of this Second Amendment. Ovamed shall use commercially reasonable efforts to cause ParaTech to provide Coronado and/or its designee with such access to such personnel and activities as may be required for Coronado to assume Manufacturing Activities at the US Facility.

2.2.3 Coronado shall use commercially reasonable efforts to (i) submit the CMC Amendment to the FDA as soon as practicable after Ovamed’s providing the Technical Information and shall provide a copy of such CMC Amendment to Ovamed for use by Ovamed in performing Manufacturing Activities in accordance with the Second Source Agreement, and (ii) assume the Manufacturing Activities at the US Facility identified in the Lease as soon as practicable thereafter and as legally permissable.

2.2.4 For the avoidance of doubt, all Technical Information and other information, documentation and other materials furnished or made available by Ovamed to Coronado in connection with the Technology Transfer shall be treated as Confidential Information of Ovamed.

2.3 Cross-Licenses to Inventions and Manufacturing Patent Rights. Subject to the provisions of Paragraph 2.5 of this Second Amendment and the Second Source Agreement and to each Party’s rights and obligations under the Collaboration Agreement (which, to the extent inconsistent or in conflict with any of the provisions of this Paragraph 2.3 shall control), (a) Ovamed hereby grants to Coronado the exclusive right and license (with the right to grant sublicenses) to and under Ovamed’s right, title and interest in any (i) Inventions existing as of the Effective Date or discovered, developed, conceived or reduced to practice thereafter (hereinafter, “Created”) solely by Ovamed (including by any employees or consultants of Ovamed or agents or sub-contractors of Ovamed that have contractually agreed to assign or license with sub-licensing rights to Ovamed their interests in Inventions and intellectual property rights claiming Inventions), and (ii) Manufacturing Patent Rights (including rights thereto licensed to Ovamed), to make, have made, use, have used, lease, import, offer to sale, sell and/or have sold (including to practice and have practiced the Licensed Processes) Licensed Product and Product for the Territory, and (b) Coronado hereby grants to Ovamed the exclusive right and license (with the right to grant sublicenses) to and under Coronado’s right, title and interest in any (i) Inventions existing as of the Effective Date or Created solely by Coronado (including by any employees or consultants of Coronado or agents or sub-contractors of Coronado that have contractually agreed to assign or sub-license with sub-licensing rights to Coronado, including under the Consulting Agreement, their interests in Inventions and intellectual property rights claiming Inventions), and (ii) Manufacturing Patent Rights (including rights thereto licensed to Coronado), to make, have made, use, have used, lease, import, offer to sale, sell and/or have sold (including to practice and have practiced the Licensed Processes) Licensed Product and Product for the Ex-Territory. The Parties acknowledge that Inventions Created jointly by the Parties shall, to the extent applicable, be subject to and governed by the Collaboration Agreement.

2.3.1 Inventorship for patentable Inventions Created on or after the Effective Date shall be determined in accordance with the patent laws of the country in which the patent application is filed (but at a minimum, in accordance with an individual’s inventive contribution to a claimed Invention) and, except as specifically set forth in this Second Amendment or the Collaboration Agreement, ownership of all such Inventions shall flow from such inventorship determination.

2.3.2 At its sole discretion, the owner of an Invention shall have the initial right to file, prosecute, and maintain Manufacturing Patent Rights thereon in such countries worldwide as it may determine. The Party having such initial right to prosecute and maintain Manufacturing Patent Rights is referred to as the “Prosecuting Party”. The Party that is not the Prosecuting Party shall reimburse the Prosecuting Party for patent costs (comprising the reasonable direct fees and expenses actually paid by the Prosecuting Party to Third Parties, including attorneys and patent offices, that are specifically identifiable and incurred for the filing, prosecution, and maintenance of the specified Manufacturing Patent Rights in accordance with the terms of this Second Amendment) for Manufacturing Patent Rights in the non-Prosecuting Party’s territory, upon submission of appropriate invoices therefor. Subject to Paragraphs 2.3.3 and 2.3.4 below, if a non-Prosecuting Party elects not to reimburse the Prosecuting Party for such patent costs in a particular country in such non-Prosecuting Party’s territory, the respective Manufacturing Patent Right shall no longer be licensed under Section 2.3 to said non-Prosecuting Party in such country and any such license previously granted shall immediately terminate.

2.3.3 If the Prosecuting Party elects not to file, prosecute or maintain any Manufacturing Patent Rights in any country of the non-Prosecuting Party’s territory, the Prosecuting Party shall so inform the non-Prosecuting Party with written advance notice sufficient to avoid any loss or forfeiture, and the Prosecuting Party shall enable the non-Prosecuting Party at the non-Prosecuting Party’s request, and in that case the non-Prosecuting Party shall have the right, but not the obligation, to file, prosecute and maintain any such Manufacturing Patent Rights in such country of the non-Prosecuting Party’s territory as it may determine at its own expense and discretion. In such event, at the non-Prosecuting Party’s request, the Prosecuting Party shall assign such Manufacturing Patent Right to the non-Prosecuting Party, and such Manufacturing Patent Right shall no longer be deemed a Manufacturing Patent Right of the original Prosecuting Party in such country, and the original non-Prosecuting Party shall be deemed the Prosecuting Party for purposes of Paragraph 2.3.4.

2.3.4 The Prosecuting Party agrees to keep the other Party informed of the course of patent prosecution or other proceedings, including by providing the other Party with a draft patent application for review sufficiently in advance of the planned filing date in order for the other Party to have the opportunity to comment thereon, and shall take such comments into consideration in the application filed. The Prosecuting Party shall also promptly furnish the other Party with copies of office actions and communications received by the Prosecuting Party from, and communications sent by the Prosecuting Party to, the patent offices concerning such patents or patent application and shall take the other Party’s comments and suggestions into consideration when framing responses and submissions to such patent offices. The Prosecuting Party shall timely inform the other Party of any patent issuing or granting from a patent application filed hereunder.

2.4 Consulting Agreement. The Parties acknowledge and agree that pursuant to a consulting agreement between Coronado and TSO Laboratories entered into on the Second Amendment Effective Date, to be effective as of the date [*] (the “Consulting Agreement”), in the form attached to this Second Amendment as Appendix 2.4, TSO Laboratories shall provide the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

services of [*] to provide consulting services to Coronado. Any and all confidentiality obligations arisen or arising from [*] employment with Ovamed shall remain unaffected and are, for the avoidance of doubt, not waived in the context of Ovamed’s aforementioned agreement to the Consulting Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that any such confidential information of technical nature and relating to Technical Information or Manufacturing Activities may be disclosed by [*] to Coronado and used by Coronado subject to the confidentiality agreements between the Parties, in order to implement the Technology Transfer and the Manufacturing License. For the avoidance of doubt, [*] shall not be allowed to disclose or use any financial or business information of Ovamed. Also, for further avoidance of doubt, the obligations of TSO Laboratories and/or [*] under the Consulting Agreement shall only be obligations under said Consulting Agreement and shall not be considered obligations under this Second Amendment and/or any of the Agreements. Except as regards [*] or as agreed between the Parties in individual cases, neither Party nor any of their Affiliates shall solicit any employees or other staff of the other Party or any of said other Party’s Affiliates to work for it. The foregoing sentence shall also apply with respect to any solicitation by either Party or any Affiliate of either Party of employees or other staff of ParaTech.

2.5 Second Source Agreement. The Parties shall negotiate in good faith to enter into, as soon as practicable after the Second Amendment Effective Date but in any event no later than [*] after the Second Amendment Effective Date, an agreement (the “Second Source Agreement”) to be effective as of the Manufacturing Assumption Date. In addition to the terms set forth in Article 2.1 of the Sublicense Agreement, the Second Source Agreement shall:

2.5.1 provide for Ovamed to have a co-exclusive (with Coronado) right to make and have made Licensed Product and Product in compliance with the Specifications and Regulatory Standards for the Territory as a qualified second source supplier to Coronado in the event of an Coronado Inability to Supply, and for Coronado to have the co-exclusive (with Ovamed) right and license to make and have made Licensed Product and Product in compliance with the Specifications and Regulatory Standards for the Ex-Territory as a qualified second source supplier to Ovamed in the event of an Ovamed Inability to Supply;

2.5.2 contain provisions for information exchange, technical and quality control, process improvements, Product presentation, regulatory issues and addressing costs of compliance with Regulatory Standards applicable to the other Party’s territory, in each case relating to the manufacturing and supply of Product under the Second Source Agreement;

2.5.3 provide that the purchase price for Product and placebo supplied under the Second Source Agreement shall be (a) for clinical supplies, [*]/dose for placebo and [*]/Unit for Product; and (b) for commercial supplies of Product, [*]/Unit (whereby each of the foregoing shall be subject to adjustment based on inflation rates);

2.5.4 contain such other commercially reasonable terms and conditions relating to the foregoing and consistent with a second source supply agreement for a product comparable to Product; and

2.5.5 from and after its effectiveness, supersede this Paragraph 2.5.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.6 Non-Embryonated TSO Supply Agreement. The Parties shall negotiate in good faith and use their best efforts to enter into, as soon as practicable after the Second Amendment Effective Date but in any event not later than [*] after the Second Amendment Effective Date, an agreement among the Parties and ParaTech, providing for (i) ParaTech to supply Coronado directly with non-embryonated TSO manufactured by ParaTech for Coronado’s Manufacturing Activities, on commercially reasonable terms and conditions no less favorable to Coronado than those held by Ovamed under the ParaTech Agreement for ParaTech’s manufacture and supply to Ovamed of non-embryonated TSO, and (ii) purchases of non-embryonated TSO by Coronado from ParaTech under the Non-Embryonated TSO Supply Agreement to be aggregated with purchases of non-embryonated TSO by Ovamed from ParaTech under the ParaTech Agreement for purposes of satisfying any minimum purchase requirements or realizing any applicable quantity or volume discounts, with each Party incurring the same average cost per unit for all purchases of Non-Embryonated TSO in any year (the “Non-Embryonated TSO Supply Agreement”).

2.6.1 Ovamed hereby consents to ParaTech providing and shall request that ParaTech provide Coronado directly with non-embryonated TSO manufactured by ParaTech for Coronado’s Manufacturing Activities in accordance with the ParaTech Agreement and the Non-Embryonated TSO Supply Agreement.

2.6.2 For the avoidance of doubt, Coronado shall not enter into any agreement for the direct supply of Non-Embryonated TSO by ParaTech to Coronado without Ovamed being an additional party to the same, nor shall Coronado conduct any negotiations with ParaTech directly on such agreement without the involvement of Ovamed, unless Ovamed fails to negotiate in good faith to enter into such agreement.

2.6.3 Although it is the express intention and agreement as between the Parties to enter into the Non-Embryonated TSO Supply Agreement with ParaTech, if for any reason they are unable to do so, Ovamed shall supply Coronado with non-embryonated TSO purchased by Ovamed under the ParaTech Agreement at costs price (i.e., on the same terms and conditions as Ovamed purchases such non-embryonated TSO from ParaTech plus shipment, handling and packaging costs only), and the Parties shall enter into a separate supply agreement to such effect.

2.6.4 From and after its effectiveness, the Non-Embryonated TSO Supply Agreement shall supersede this Paragraph 2.6.4.

2.7 Lease Assignment. Simultaneously with the execution and delivery of this Second Amendment, Ovamed will assign, or will cause TSO Laboratories to assign, to Coronado and Coronado will assume the Lease, in accordance with the form of Assignment and Assumption of Lease attached to this Second Amendment as Appendix 2.7. Coronado will reimburse Ovamed for the actual out-of-pocket expenses incurred by Ovamed and/or TSO Laboratories through the Second Amendment Effective Date in connection with the negotiation of the Lease and the establishment of the US Facility, as evidenced by a schedule of such costs provided by Ovamed to Coronado prior to the Second Amendment Effective Date, of US$36,250.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3. Amendments to the Agreements. The Parties hereby agree to the following amendments to the Agreements:

3.1 Sublicense Agreement Amendments as of Second Amendment Effective Date. The Sublicense Agreement, as amended and in effect immediately prior to the Second Amendment Effective Date, is hereby amended effective as of the Second Amendment Effective Date, as follows:

3.1.1 Article 1.6 (including Sections 1.6.1 through 1.6.3 thereof) is hereby amended and restated to read in its entirety as follows:

“1.6 “Net Sales” means the total gross receipts for sales of Licensed Products and, for purposes of calculating the Manufacturing Fee, Products, by or on behalf of the Company or its Affiliates or Company Sublicensees (as applicable), whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or taxes directly imposed and with reference to particular sales; (c) amounts allowed or credited on returns or rejections; (d) bad debt deductions actually written off during the accounting period; (e) outbound transportation prepaid or allowed and transportation insurance; and, however only as regards the calculation of royalties but not the Manufacturing Fee, (f) sales commissions and (g) packaging and freight charges.

1.6.1 Notwithstanding anything to the contrary in this Article 1.6, Net Sales does not include sales of (a) Licensed Product or Product at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs, or (b) solely for purposes of calculating the Manufacturing Fee, Product manufactured by Ovamed or its Affiliates. If (i) the end user is a Company Sublicensee or an Affiliate or (ii) Licensed Product, Product or Licensed Process is sold for consideration other than money, then Net Sales shall be calculated based on the final gross selling price of comparable Licensed Products or Products sold in arm’s length transactions by Company to an end user.

1.6.2 For purposes of determining Net Sales, Licensed Product and Product, as applicable, shall be deemed to be sold when shipped or to be the subject of a sale upon the delivery of Licensed Product or Product, respectively, to the purchaser or a common carrier at the risk of the purchaser and the transfer of title thereto to the purchaser.

1.6.3 Sales between or among (a) the Company and Ovamed, and/or (b) the Company and any of the Company’s or Ovamed’s respective licensees, Sublicensees or Affiliates, shall be excluded from the computation of Net Sales provided such parties are not the end-user of the products, but sales by the Company’s licensees, Sublicensees or Affiliates to their non-affiliated customers shall be included in such computation.”

3.1.2 Article 2.1 is hereby amended and restated to read in its entirety as follows:

“2.1 Subject to the terms and conditions of this Agreement, Ovamed hereby grants to the Company and the Company accepts an exclusive (even as to Ovamed, except as set forth herein) right and license (and sublicense) in the Field (with the right to grant sublicenses to

Affiliates and/or to third parties in accordance with Article 2.2 below), under the Patent Rights, the Technical Information and the Know-How, to make, have made, use, have used, lease, import, offer to sale, sell and/or have sold (including to practice and have practiced the Licensed Processes) Licensed Product and Product for the Territory. The rights and licenses granted by Ovamed to the Company under this Article 2.1 to make Licensed Product and Product under the Patent Rights and Know-How are referred to herein as the “Manufacturing License”.

2.1.1 Notwithstanding the foregoing, prior to the Manufacturing Assumption Date, (a) Ovamed shall have the co-exclusive (with Company) right to make, and the exclusive right and obligation to supply Company with, Licensed Product and Product for the Territory pursuant to the terms of the Supply Agreement, and (b) Company shall not make Licensed Product or Product for commercial distribution in the Territory.

2.1.2 In accordance with the Second Amendment and the Second Source Agreement, (a) Ovamed shall have the co-exclusive (with Company) right to make and have made Licensed Product and Product in compliance with the Specifications and Regulatory Standards for the Territory as a qualified second source supplier to Company in the event of a Company Inability to Supply, and (b) the Company shall have the co-exclusive (with Ovamed) right and license to make and have made Licensed Product and Product in compliance with the Specifications and Regulatory Standards for the Ex-Territory as a qualified second source supplier to Ovamed in the event of an Ovamed Inability to Supply”.

3.1.3 Article 4.3 is hereby amended to add the following sentence to the end thereof:

“Except as otherwise specifically set forth herein, the Milestone Payments shall be paid within ten (10) business days after achievement of the applicable milestone event”.

3.1.4 Article 4.6 is hereby amended and restated in its entirety to read as follows:

“4.6 Royalty, Manufacturing Fee and other payments hereunder shall be paid in United States dollars at such place or to such entity as Ovamed may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country (provided such designation would not require any increase in the amount of any such payment hereunder). Any taxes which the Company, its Affiliate or any Company Sublicensee shall be required by law to withhold on remittance of the royalty, Manufacturing Fee, or other payments shall be deducted from such royalty, Manufacturing Fee or other payment to Ovamed. The Company shall furnish Ovamed with the original copies of all official receipts for such taxes. Ovamed (or Ovamed’s designated payee) shall provide the Company as required by law, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms). If any currency conversion shall be required in connection with the payment of royalties, Manufacturing Fees or other payments hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such payments relate.”

3.1.5 Article 4.7 is hereby deleted and restated in its entirety to read as follows:

“4.7 The Company shall also pay Ovamed during the term of this Agreement an amount with respect to Products manufactured by the Company and included in Net Sales (the “Manufacturing Fee”), determined and payable in accordance with and subject to the Manufacturing Fee Adjustment, the Manufacturing Fee Credit and the Transfer Fee Buy-Down Right as set forth in this Article 4.7.

4.7.1 Manufacturing Fee. The Manufacturing Fee for each calendar quarter shall equal the greater of the amount (a) equal to [*] percent ([*]%) of Net Sales (of Products manufactured by the Company) in such calendar quarter (the “Royalty Component”) or (b) calculated by multiplying [*] (the “Transfer Fee Component”) by the aggregate number of Units of Product included in Net Sales (and manufactured by the Company) in such calendar quarter. The Manufacturing Fee shall be payable quarterly in accordance with Article 5.2, provided, however, that in the event for any calendar year the provisions of Section 4.7.2 are applicable, the Manufacturing Fee payable for the fourth calendar quarter of such calendar year (and, to the extent necessary to fully credit the Manufacturing Fee Adjustment, as defined and provided for in Section 4.7.2, the immediately subsequent calendar quarters) shall give effect to the Manufacturing Fee Adjustment for such calendar year.

4.7.2 Manufacturing Fee Adjustment.

(a) If for any Adjustment Eligible Year (as defined below), Coronado Per Unit Manufacturing Costs (as evidenced by the Company’s written records) for Products manufactured by the Company and included in Net Sales in such year exceed [*] per Unit of such Product (such [*], the “Manufacturing Costs Cap”), then: (i) until such time as the Company exercises the Transfer Fee Buy-down Right, the Manufacturing Fee calculated in accordance with Article 4.7.1 shall be reduced by the amount by which Coronado Per Unit Manufacturing Costs exceed the Manufacturing Costs Cap, and (ii) after the exercise of the Transfer Fee Buy-Down, the Royalty Component shall be reduced by the amount by which Coronado Per Unit Manufacturing Costs exceed the Manufacturing Costs Cap; in each case subject to the provisions of Article 4.7.2 (b). An “Adjustment Eligible Year” means any calendar year in which (x) Net Sales included at least [*] Units of Product, and (y) at least [*] were used in connection with the manufacture of Products included in Net Sales. If the provisions of this Article 4.7.2(a) are applicable, the Company shall set forth in its report under Article 5.2 for the fourth calendar quarter of such year, the calculation of the reduction in the Manufacturing Fee for such calendar year. Any such reduction in the Manufacturing Fee determined in accordance with this Article 4.7.2 is referred to herein as the “Manufacturing Fee Adjustment”.

(b) The Manufacturing Fee Adjustment shall not be applicable in an Adjustment Eligible Year in which (i) the Ovamed Per Unit Manufacturing Costs did not exceed the Manufacturing Costs Cap, as evidenced by Ovamed’s written records; (ii) Ovamed, within fifteen (15) days after receipt of a report under Article 5.2 setting forth a Manufacturing Fee Adjustment, advises the Company in writing thereof; and (iii) Ovamed, within fifteen (15) days after providing such notice under (ii), provides the Company with such written records. However, if the Company

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

does not agree with Ovamed’s position, the Parties shall negotiate in good faith to reach a mutually acceptable resolution based on the relevant facts and circumstances in a manner that comes closest to achieving the overall intent, purposes and agreements between the Parties as set forth in this Article 4.7.

(c) In the event an Adjustment Eligible Year occurs when inflation has exceeded [*] percent ([*]%) per year for each year commencing as of January 1, 2013, the Parties shall negotiate in good faith to reach a mutually acceptable resolution as to whether the Manufacturing Costs Cap should be adjusted, based on the relevant facts and circumstances, in a manner that comes closest to achieving the overall intent, purposes and agreements between the Parties as set forth in this Article 4.7.

4.7.3 Transfer Fee Buy-Down Right

(a) The Company shall have the right (the “Transfer Fee Buy-down Right”), exercisable by providing written notice of such election to Ovamed not later than ten (10) business days following the receipt of the first written final approval by the FDA of a Biologics License Application approving the manufacturing, marketing and commercial sale of Licensed Product in the United States (the “Initial Regulatory Approval”), to reduce the Transfer Fee Component to [*] per Unit.

(b) In the event the Company exercises the Transfer Fee Buy-down Right (i) all references herein to the Transfer Fee Component from and after the exercise date shall mean [*] per Unit (such that, subject to the other provisions of this Article 4.7, the Manufacturing Fee for each calendar quarter shall equal the greater of (x) the Royalty Component (subject to the Manufacturing Fee Adjustment), or (y) the amount calculated by multiplying [*] by the aggregate number of Units of Product included in Net Sales (and manufactured by the Company) in such calendar quarter); and (ii) the Company shall make the following additional one-time milestone payments to Ovamed: (A) seven million five hundred thousand dollars (US$7,500,000) within ten (10) business days after the date of Initial Regulatory Approval, and (B) twelve million five hundred thousand dollars (US$12,500,000) within ninety (90) days after the end of the first calendar year in which Net Sales in the Territory exceed two hundred fifty million dollars (US$250,000,000).

4.7.4 Renegotiation of Manufacturing Fee. In the event (a) the Company has exercised the Transfer Fee Buy-down Right, and (b) of the introduction in the United States of a Competing Product, or if the annual treatment dosage of Product approved by the FDA is higher than that set forth in the definition of Unit herein, or of other circumstances beyond the Company’s control, such as market conditions, healthcare regulations or reimbursement issues, and (c) for any calendar quarter the Company’s Gross Margin is less than [*]%, the Parties shall negotiate in good faith in a reasonable and mutually acceptable manner to adjust the Manufacturing Fee (and amend this Agreement to reflect such adjustment) effective for and after such calendar quarter, to substitute provisions that come closest to achieving the overall intent, purposes and agreements between the Parties as set forth in Article 4.7 of this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.7.5 Manufacturing Fee Credit. Ovamed shall give the Company a credit to be applied to the Manufacturing Fee, said credit not to exceed (a) Three Million Dollars (US$3,000,000) less (b) the sum of the credits previously applied under Section 7.2 of the Supply Agreement against the purchase price for clinical supplies of Product purchased by the Company from OvaMed under the Supply Agreement (the “Manufacturing Fee Credit”), up to the aggregate amount of the Manufacturing Fee Credit.”

3.1.6 The first sentence of Article 4.8 is hereby deleted in its entirety and is hereby replaced with the following three sentences:

“4.8 Commencing on December 12, 2009 and on each anniversary of such date during the term of the License Agreement, the Company shall pay Ovamed (or at the Company’s option, UIRF directly) an annual license maintenance fee of Two Hundred Fifty Thousand Dollars (US$250,000). In addition, the Company shall pay Ovamed an aggregate of one million five hundred thousand dollars (US$1,500,000), payable in three installments of Five Hundred Thousand Dollars (US$500,000) each on December 12, 2014, December 12, 2015 and December 12, 2016, as compensation for Ovamed not maintaining its position of being the exclusive supplier of Product to the Company as a consequence of Ovamed granting to the Company the Manufacturing License. As a result, the total amounts to be paid under the preceding two sentences of this Article 4.8 on each of December 12, 2014, 2015 and 2016 shall amount to Seven Hundred Fifty Thousand Dollars (US$750,000).”

3.1.7 Article 5.1 is hereby amended and restated to read in its entirety as follows:

“5.1 The Company shall report to Ovamed the date of first sale by or on behalf of the Company or its Affiliates or Company Sublicensees (“First Commercial Sale”) of Licensed Products or Products (or results of Licensed Processes) in each country within thirty (30) days of occurrence.”

3.1.8 Article 5.2 is hereby amended and restated to read in its entirety as follows:

“5.2 Commencing in the calendar quarter in which the First Commercial Sale of Licensed Product or Product occurs in the Territory, the Company agrees to submit to Ovamed within sixty (60) days after the calendar quarters ending March 31, June 30, September 30, and December 31, reports setting forth for the preceding calendar quarter at least the following information: (i) the number of Units included in Net Sales for such calendar quarter that were manufactured by the Company, (ii) the number of the Licensed Products and/or Products sold by the Company, its Affiliates and Company Sublicensees in each country in the Territory; (iii) total gross sales for such Licensed Products and/or Products; (iv) deductions applicable to determine the Net Sales; (iv) the amount of royalty due thereon; and (v) the Manufacturing Fee, setting forth the Royalty Component and the Transfer Fee Component and, if applicable, any Manufacturing Fee Credit applied in such calendar quarter. If no royalties or Manufacturing Fees are due to Ovamed for any reporting period, the written report shall so state. Each report shall be accompanied by the royalty and the Manufacturing Fee due. In addition, if for any Adjustment Eligible Year there is a Manufacturing Fee Adjustment in accordance with Article 4.7, the Company shall set forth in the report for the calendar quarter ending December 31 of such year the Manufacturing Fee Adjustment and the calculation thereof. In such event, the payment of the Manufacturing Fee for such quarter ending December 31 (and, to the extent necessary to fully credit the Manufacturing Fee Adjustment, the immediately subsequent calendar quarters) shall give effect to the Manufacturing Fee Adjustment applicable to the year then ended, provided that Ovamed shall have the rights with respect thereto set forth under Article 4.7.2(b).”

3.1.9 Article 9.1 paragraph (a) is hereby amended and restated to read in its entirety as follows:

“(a) Ovamed’s right to receive or recover and the Company’s obligation to pay royalties and/or Manufacturing Fees accrued or accruable for payment at the time of termination;”

3.1.10 Article 9.6 is hereby amended and restated to read in its entirety as follows:

“9.6 The Company shall have the right to terminate this Agreement by giving thirty (30) days advance written notice to Ovamed (a) at any time prior to the date of the last to expire valid claim contained in the Patent Rights; (b) if the Company determines in good faith that it is not advisable for the Company to develop, manufacture, market or sell Licensed Product or Product in the Territory as a result of any actual or perceived safety issue regarding the Licensed Product or Product; or (c) in the event of a Competing Product in the United States. In the event of such termination by the Company, the Company’s rights to use any rights, including under the Technical Information (unless and to the extent any such Technical Information has become publicly known), licensed from Ovamed hereunder, shall terminate. In addition, in the event of termination by the Company und either sub-section (a) or (b), the Company shall cease and desist from manufacturing and/or selling and/or otherwise commercializing any Products for a period of five (5) years from the date such termination becomes effective. Upon termination, a final report shall be submitted and any royalty and Manufacturing Fee payments and unreimbursed patent expenses due to Ovamed shall become immediately payable.”

3.1.11 Article 9.7 is hereby deleted and restated to read in its entirety as follows:

“9.7 Intentionally left blank”

3.1.12 Article 9.9 is hereby deleted and restated to read in its entirety as follows:

“9.9 If not terminated sooner in accordance with the preceding provisions, this Agreement shall terminate on the later of (i) the date of the last to expire valid claim contained in the Patent Rights in the United States, and (ii) 15 years from the First Commercial Sale in the United States, provided, however, that the Company’s obligations to pay royalties, payments on NRSI and Milestone Payments, and the specific provisions of Articles 4.2 through 4.5 and related provisions and corresponding reporting etc. obligations (but, for the avoidance of doubt, not the Company’s obligation under Article 4.7 to pay Manufacturing Fees) shall terminate on the date of the last to expire valid claim contained in the Patent Rights.”

3.1.13 Article 10.1 is hereby amended to add the following sentence to the end thereof:

“This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.”

3.2 Sublicense Agreement Amendment as of the Manufacturing Assumption Date. Effective as of the Manufacturing Assumption Date, Article 3.2 of the Sublicense Agreement, as amended and in effect immediately prior to the Manufacturing Assumption Date, shall be deleted in its entirety.

3.3 Termination of Certain Obligations and Agreements. Effective as of the Manufacturing Assumption Date, (a) Paragraph 2 of the Letter Agreement shall terminate in its entirety and shall have no further force and effect, and the obligations therein shall be deemed fulfilled or waived, and (b) the Supply Agreement shall terminate in its entirety and the obligations therein shall be deemed fulfilled or waived, except that the following provisions of the Supply Agreement shall survive such termination and remain in full force and effect: (i) Article 8.3 (Survival), in accordance with its terms, (ii) Article 7.2 (Milestone Credits), solely to calculate the amount of credits previously provided under such Article 7.2 for purposes of implementing Article 4.7.5 of the Sublicense Agreement; and (iii) any other provisions of the Supply Agreement relating to the rights and obligations of the Parties as in effect immediately prior to the Manufacturing Assumption Date with respect to (i) any then unfulfilled Purchase Orders submitted by Coronado prior to the Manufacturing Assumption Date, or (ii) Product supplied by Ovamed prior to the Manufacturing Assumption Date, in accordance with their respective terms.

4. Representations and Warranties.

4.1 Ovamed hereby represents and warrants to Coronado (by way of an independent warranty under German law, “Represents and Warrants”) that:

4.1.1 as of the Second Amendment Effective Date, the License Agreement is in full force and effect in accordance with its terms and there have been no amendments thereto that have not been provided to Coronado; Ovamed is not in default or breach of the License Agreement nor has it received any notice of any defaults, breaches or violation thereunder and, to the best of Ovamed’s knowledge, UIRF is not in default or breach of such agreement;

4.1.2 as of the Second Amendment Effective Date, the ParaTech Agreement is in full force and effect in accordance with its terms and there have been no amendments thereto that have not been provided to Coronado; Ovamed is not in default or breach of the ParaTech Agreement nor has it received any notice of any defaults, breaches or violation thereunder and, to the best of Ovamed’s knowledge, ParaTech is not in default or breach of such agreement; the execution, delivery and performance of this Second Amendment, including the grant by Ovamed of the rights and licenses hereunder and under the Agreements as amended by this Second Amendment, will not violate, be in conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or require any consents under the ParaTech Agreement;

4.1.3 as of the Second Amendment Effective Date, Ovamed is not in default or breach of the Lease nor has it received any notice of any defaults, breaches or violation thereunder and, to the best of Ovamed’s knowledge, the lessor thereunder is not in default or breach of the Lease;

4.1.4 TSO Laboratories is a wholly-owned subsidiary of Ovamed and is a corporation organized under the laws of the state of Massachusetts;

4.1.5 all Technical Information and other information, documentation and other materials furnished or made available by Ovamed to Coronado in connection with the Technology Transfer are and will be true, complete, and correct in all material respects; and

4.1.6 as of the Second Amendment Effective Date, Ovamed does not own, control or have any rights, licenses or interests in, to or under any Manufacturing Patent Rights.

4.2 Coronado hereby represents and warrants to Ovamed (by way of an independent warranty under German law, “Represents and Warrants”) that as of the Second Amendment Effective Date Coronado does not own, control or have any rights, licenses or interests in, to or under any Manufacturing Patent Rights.

4.3 Each Party hereby represents and warrants to the other Party hereto that:

4.3.1 Such Party has the requisite corporate power and authority to execute and deliver this Second Amendment, perform its obligations hereunder, and consummate the transactions contemplated hereby; the execution, delivery and performance of this Second Amendment have been duly and validly authorized and no other corporate proceedings are necessary to authorize this Second Amendment or the performance hereof or thereof by such Party;

4.3.2 This Second Amendment has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes the valid and binding obligations of such Party, enforceable against such Party in accordance with its terms; and

4.3.3 There are no contracts, agreements or other arrangements between such Party and any third party that is in conflict with, or that could reasonably be anticipated to have an impact in any respect upon the rights and licenses granted to the other Party under this Second Amendment, and such Party has obtained all authorizations, consents and approvals necessary for the execution, delivery and performance of such Party’s agreements and obligations under this Second Amendment.

5. Other.

5.1 From and after the Second Amendment Effective Date, all references to any of the Agreements shall mean such Agreement(s) as amended and in effect from and after the Second Amendment Effective Date in accordance with the terms of this Second Amendment. From and after the Manufacturing Assumption Date, all references to any of the Agreements shall mean such Agreement(s) as amended and in effect from and after the Manufacturing Assumption Date in accordance with the terms of this Second Amendment. Except as amended or terminated by this Second Amendment, the Agreements shall remain in full force and effect.

5.2 From and after the Second Amendment Effective Date, in the event of any ambiguity interpreting any term or provision of this Second Amendment or any of the Agreements whether or not as a result of this Second Amendment, the Parties shall in good faith interpret such term or provision in a reasonable and mutually acceptable manner to be consistent with the remaining terms and provisions and the overall intent and purposes of this Second Amendment.

5.3 If any term or provision of this Second Amendment, or any of the Agreements as amended by this Second Amendment, is determined to be invalid or enforceable, the remainder of this Second Amendment or Agreement so amended shall remain in effect and the Parties covenant and agree to renegotiate in good faith any such term or provision in order to provide a reasonably and mutually acceptable alternative to the term or provision that is invalid or unenforceable, consistent with the remaining terms and provisions and the overall intent and purposes of this Second Amendment.

5.4 This Second Amendment, the Agreements, the rights of the Parties, and all claims arising under or in connection herewith shall be governed by and interpreted in accordance with the substantive laws of Germany without regard to conflict of laws principles that would cause the application of the laws of another jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the courts of Hamburg, Germany, for the purpose of any claim, controversy, action, cause in action, suit or litigation, including for tortuous claims, between the Parties arising in whole or in part under or in connection with this Second Amendment and/or the Agreements.

5.5 Except as otherwise stated, all references herein to an Appendix mean the specified Appendix to this Second Amendment. This Second Amendment, including the Appendices hereto, contains the entire understanding of the Parties with respect to the subject matter of this Second Amendment. All express or implied agreements and understandings, either oral or written, made on or before the Second Amendment Effective Date, including any correspondence, emails or term sheets, are expressly superseded by this Second Amendment. This Second Amendment may be amended, or any term hereof modified, including this Paragraph 5.5, only by a written instrument duly executed by the Parties.

5.6 This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this Second Amendment transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Second Amendment shall have the same effect as physical delivery of the paper document bearing original signature.

5.7 All notices, requests and other communications hereunder or under any of the Agreements shall be in writing and shall be personally delivered or sent by fax transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier) or by registered or certified mail, return receipt requested, postage prepaid, or sent by internationally-recognized overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto:

if to Coronado:

Coronado Biosciences, Inc.

24 New England Executive Park

Burlington, MA 01803

Attention: Chief Operating Officer

Fax No.: [*]

Email: [*]

if to Ovamed:

Ovamed GmbH

Kiebitzhörn 31

22885 Barsbuttel, Germany

Attention: General Manager, (CEO), Mr. Alexander Beese

Fax No.: [*]

Email: [*]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Effective Date.

Ovamed GmbH

By:	/s/ Alexander Beese
Name: Alexander Beese
Title: General Manager (CEO)

By:	/s/ Detlev Goj
Name: Detlev Goj
Title: General Manager (COO)

Coronado Biosciences, Inc.

By:	/s/ Bobby W. Sandage
Name: Bobby W. Sandage, Jr., Ph.D
Title: President and Chief Executive Officer

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix 1.5

Manufacturing Costs

SECOND AMENDMENT AND AGREEMENT

Appendix 1.5 (a)

Included Cost Categories

Materials: TSO and other ingredients and manufacturing supplies

Costs and maintenance of manufacturing equipment and tools

Costs of labor involved in Manufacturing Activities

Subcontracted services and regulatory fees

Other expenses, including : facilities rent, leasehold improvements, utilities and maintenance, insurance and information technology

SECOND AMENDMENT AND AGREEMENT

Appendix 1.5 (b)

Excluded Cost Categories

All costs of, or related to, corporate officers

Allocation of non-manufacturing overheads

Product liability insurance

Milestones and amortization thereof

Appendix 1.25

Technical Information

Appendix 1.25 to Second Amendment and Agreement between Coronado and Ovamed:

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix 2.4

Consulting Agreement

Execution Copy

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of the 21st day of December, 2012, is entered into by and between TSO LABORATORIES, INC., a Massachusetts corporation having offices at 355 Providence Highway, Suite 200, Westwood, MA 02030 (hereinafter referred to as “Consultant”) and CORONADO BIOSCIENCES, INC., a Delaware corporation having offices at 24 New England Executive Park, Suite 105, Burlington, MA 01803 (hereinafter referred to as “Company”). Consultant and Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, on the date hereof, the Company and Ovamed GmbH, the sole shareholder of Consultant (“Ovamed”), have entered into a Second Amendment and Agreement (the “Second Amendment”) pursuant to which, among other things, Ovamed has granted the Company a Manufacturing License (as defined in the Second Amendment), agreed to Technology Transfer (as defined in the Second Amendment) obligations, and agreed to cause Consultant to enter into this Agreement; and

WHEREAS, Consultant has agreed to provide the services of [*] (“[*]”) to perform Consultant’s obligations under this Agreement.

In consideration of the foregoing and the mutual covenants as set forth below, and for other good and valuable consideration, the Parties named above agree as follows:

1. Engagement. Company shall engage Consultant during the Term to make [*], as an employee of Consultant, available to the Company on a full time basis to render and perform on Consultant’s behalf the technical, advisory and other consulting services set forth herein (the “Services”), and Consultant accepts such engagement by Company to make [*] available to render and perform such Services on the terms and conditions set forth herein. [*], by executing this Agreement, has agreed to render and perform on Consultant’s behalf and on a full time basis the Services required to be performed by Consultant hereunder, and has agreed to the agreements, obligations and other provisions herein specifically applicable to [*], all on the terms and conditions set forth herein.

2. Services.

(a) General. The Services shall comprise assisting the Company in establishing a manufacturing facility in Woburn, MA for conducting Manufacturing Activities (as defined in the Second Amendment) and may include the following:

•	Manufacturing facility planning, design, engineering, equipment and capital and lease build-out improvements;

•	Manufacturing process initialization, operations and efficiencies;

•	Materials handling and supply chain management;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

•	Documentation, technology, systems and support;

•	Training employees of Company and establishing training documentation in connection with Manufacturing Activities;

•	Assisting in the preparation of regulatory submissions, including the CMC Amendment; and

•	Other services related to the Manufacturing Activities as requested by the Company.

(b) Manner of Performance and Records. [*] shall work closely with Company’s personnel as required by the nature of the Services. [*] primary contact for Services will be the Company’s plant manager or such other person designated by the Company. [*] shall make available to Company periodically upon request, work products and other information produced by [*] as may be necessary to enable Company to verify that [*] is proceeding in accordance with any specified and completion dates and general specifications for Services. While at any of the facilities of Company, [*] shall observe and follow the work rules, policies and standards of Company including but not limited to Company’s rules, policies and standards relating to security of and access to Company’s facilities, telephone systems, electronic mail systems, computer systems, confidential information and intellectual property. [*] shall perform all Services in a professional manner, consistent with industry standards and in accordance with all applicable laws, rules, or regulations. [*] shall keep records including any operational documentation pertaining to the Services, records relevant to any costs or expenses incurred by [*] in performing Services, and any financial records, procedures and other documentation pertaining to [*] performance under this Agreement. [*] shall preserve all such records in accordance with the record retention periods contained in Company’s records retention and management policies and in accordance with any applicable federal, state or local requirements.

3. Compensation.

(a) Fees. As full compensation for Consultant’s performance of Services by [*] during the Term, Company will pay Consultant a monthly consulting fee of twenty thousand dollars (US$20,000), payable on or around the fifteenth (15th) day of each month (and pro rated for any partial monthly period during the Term).

(b) Expenses. Company shall also reimburse Consultant for all actual and reasonable (coach airfare) out of pocket travel expenses incurred by [*] in performing Services during the Term, provided such travel is approved in advance by Company and appropriate documentation (including original receipts) is provided for such expenses.

(c) Temporary Housing, Car and En-Route Expenses. Company shall also provide [*], for a period of up to three (3) months from the Effective Date, with the use of and pay for expenses associated with (i) a rental car, and (ii) temporary housing for [*], his spouse and his dependents near the manufacturing facility, provided, however, that the foregoing obligations shall terminate in the event of and at the time of [*] relocation of his residence to Massachusetts. Company shall also arrange and pay for one-way coach airfare for [*], his spouse and his dependents to travel from Germany to Boston.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4. Assignment of Inventions and Work Product.

(a) For so long as [*] remains a [*] of Ovamed, [*] will promptly make full written disclosure to both Company and Ovamed and hereby assigns, transfers and conveys to Company (or its designee) and Ovamed to own jointly, all of [*] worldwide right, title and interest in and to any and all inventions, whether or not patentable, that [*] may solely or jointly create, conceive, develop, or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services (collectively, the “Inventions”), including any and all intellectual property rights inherent in or claiming the Inventions and appurtenant thereto including, without limitation, all patent rights (collectively, “Intellectual Property Rights”) with each of Company (or its designee) and Ovamed having an undivided interest in such jointly-owned Invention in accordance with the joint ownership rules of applicable patent laws. From and after the date that [*] is no longer a [*] of Ovamed, [*] will promptly make full written disclosure to Company and hereby assigns, transfers and conveys solely to Company (or its designee) all of [*] worldwide right, title and interest in and to any and all Inventions, including any and all Intellectual Property Rights, all of which will be owned solely by Company. Each Party’s right, title and interest in any Inventions and Intellectual Property Rights, including any jointly-owned Inventions and Intellectual Property Rights, shall also be subject, to the extent applicable, to (i) the provisions of Paragraph 2.3 of the Second Amendment, and (ii) each Party’s rights and obligations under the Collaboration Agreement (as defined in the Second Amendment) which, to the extent inconsistent or in conflict with any of the provisions of such Paragraph 2.3, shall control.

(b) Consultant and [*] further acknowledge and agree that all original works of authorship and work product developed or generated by Consultant or [*] in the performance of Services or that result, to any extent, from use of Company’s premises or property including, but not limited to, papers, records, reports, analyses, trade secrets, computer based information and drawings, proposals, information or similar ideas or matters or deliverables (other than any of the foregoing that constitute Inventions, which are covered in Paragraph 4(a) above) (collectively “Work Product”) and all rights, title and interest in and to any such Work Product will be the sole and exclusive property of Company, and all of which shall be deemed Company Confidential Information as defined in Section 5 herein. [*] hereby assigns, transfers and conveys to Company all of his worldwide right, title and interest in and to such Work Product, including all copyrights, trademarks and other intellectual property rights therein and appurtenant thereto.

(c) Each of Consultant and Ovamed hereby agree to [*] agreements and obligations in this Paragraph 4 and represents, warrants and covenants that neither it nor any of its affiliates is, as of the Effective Date, or will become, during the Term, a party to any employment or other agreement with [*] that is inconsistent or in conflict with such agreements and obligations.

5. Confidential Information. In consideration of the willingness of Company to disclose and/or to provide Consultant certain proprietary and confidential information of Company, including, but not limited to, information relating to scientific or technical information, data, formulas or related concepts, business plans or financial documentation, research and development operations, products, proposed products, know-how, protocols, protocol synopsis, pricing, manufacturing processes, trade secrets or any other confidential or

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

proprietary information, including information of any third party to whom Company owes a duty of confidentiality, whether written or oral (herein “Confidential Information”), and in recognition of the confidential nature thereof, each of Consultant and [*], intending to be legally bound, hereby agrees not to use or disclose any Confidential Information to any person or entity without the prior consent of Company. Each of Consultant and [*] will use best efforts to safeguard any Confidential Information and to prevent any such information from being disclosed to any unauthorized person or entity and shall promptly notify Company’s management should any unauthorized disclosure of Confidential Information occur.

(a) The foregoing obligations of confidentiality shall not apply to any Confidential Information which:

(i) is or subsequently becomes part of the public domain through no fault of Consultant or [*];

(ii) is received from a third party under no obligation of confidentiality to Company, as established by written records;

(iii) was known to Consultant or [*] at the time of disclosure and such prior knowledge can be demonstrated in its records to have been independently developed, without breach of this Agreement and/or use of the Confidential Information; or

(iv) is disclosed pursuant to a court order, administrative agency, or other governmental body or is otherwise required by law to be disclosed; provided, however, that the receiving party shall make the best effort to provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

(b) The obligations of confidentiality and non-use shall apply for a period of ten (10) years from the date of termination of this or any successor agreement.

(c) Confidential Information shall remain the property of the Company. This Agreement shall in no way be construed as the granting of a license by Company to Consultant directly or indirectly, under any patent or patent application or other intellectual property rights owned or controlled by Company. Any and all documents furnished by Company to the Consultant shall be returned upon the request of the Company and in any event upon termination of this Agreement. Consultant shall, upon request (except as may be prohibited by law, or legal, judicial, or regulatory process or pursuant to any requirement of any regulatory body having jurisdiction over the receiving party or its representatives) promptly deliver to Company (or destroy and certify such destruction to the disclosing party) all Confidential Information and all copies, documents, and things thereof furnished to or otherwise in the possession of Consultant and/or its employees, agents or representatives, except for one archival copy, which shall remain subject to the terms of this Section 5.

(d) Consultant recognizes that the disclosure of Confidential Information may give rise to irreparable injury to Company, or to the owner of such Confidential Information, and that

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

money damages may not provide an adequate remedy. Accordingly, the Company may seek and obtain injunctive relief against the breach or threatened breach of the within undertakings, in addition to any legal or equitable remedies which may be available.

(e) Neither Party will use, or authorize others to use, the name, symbols, or marks of the other Party in any advertising or publicity material which would constitute an express or implied endorsement by the other Party of any commercial product or service without that other Party’s prior written approval.

6. Term and Termination. The term of this Agreement will commence on the later of the date [*] and the date on which the shareholders of Ovamed have approved an employment agreement between Consultant and [*] (the “Effective Date”) and continue for a period expiring on the one year anniversary of the Effective Date, provided, however, that (a) the Term will be automatically extended for additional one year periods so long as the [*] remains in effect, unless either Party provides written notice of termination to the other Party at least thirty (30) days prior to expiration of the then current Term, (b) the Term will automatically terminate in the event [*] becomes an employee of the Company (whereby any such employment of [*] with the Company shall be arranged and agreed between the Company and [*] so as to provide for a start date being the 1st day of the relevant month in which such employment shall start), and (c) if either Party defaults in the performance of any obligation or provision of this Agreement and, assuming such default is capable of cure, fails to cure such default within thirty (30) days after written notice specifying the default, the non-defaulting Party giving notice may, at its option, terminate this Agreement immediately upon written notice to the defaulting Party. Without limiting the generality of the foregoing, in the event [*] is unable, unwilling or otherwise unavailable to perform Services on behalf of Consultant substantially in accordance with the terms and conditions of this Agreement, Company shall have the right to terminate this Agreement on ten (10) days written notice. Upon the termination of this Agreement, each Party will be released from all obligations and liabilities to the other occurring or arising after the effective date of termination, except that such termination will not relieve either Party of its obligations under Paragraphs 4, 5, and 7, or from liability arising from any breach of this Agreement. The Parties also acknowledge and agree that notwithstanding any termination of this Agreement, Paragraph 2.2 of the Second Amendment shall remain in full force and effect in accordance with its terms.

7. Covenant not to Compete. During the Term and for a period of one year thereafter (the “Restricted Period”), [*] shall not engage in competition with the Company and/or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use and which materially compete with the products or services of the Company, except with the prior written consent of the Company’s Board of Directors. Notwithstanding the foregoing, [*] with Ovamed, shall not constitute a breach of this Paragraph 7.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8. Inside Information. [*] recognizes that in the course of performing Services hereunder, [*] may receive from Company or others information that may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. [*] agrees NOT to:

(a) buy or sell any security, option, bond or warrant of any such public company (including the Company) while in possession of relevant material, nonpublic information received from Company or others in connection herewith;

(b) provide Company with information with respect to any public company that may be considered material, nonpublic information; or

(c) provide any person with material, nonpublic information, received from Company, including any relative, associate, or other individual who intends to, or may, (a) trade securities with respect to the company which is the subject of such information, or (b) otherwise directly or indirectly benefit from such information.

9. Representations, Warranties and Covenants. Consultant and [*] each separately (in the sense that wherever in the following the Consultant is mentioned the respective representation etc. shall only be considered made by the Consultant, and where [*] is mentioned the respective representation etc. shall only be considered made by [*], and not by the Consultant) represent, warrant and covenant to Company that:

(a) Neither Consultant nor [*] is a party to any agreement that would prevent Consultant or [*] from entering into or performing this Agreement and neither Consultant nor [*] will enter into any agreement that is in conflict with Consultant’s obligations under this Agreement;

(b) [*] has the experience, capability, and resources to efficiently and expeditiously provide the Services under this Agreement, and the Services shall be performed in a workmanlike manner with professional diligence and skill and in conformance with applicable specifications or requirements;

(c) Consultant and [*] shall comply with all applicable laws, regulations, rules, requirements, ordinances and other requirements of local and state authorities and the United States federal government during the Term of and in the performance of Services and Consultant’s actions in entering into and performing this Agreement have been and will be consistent with ethical business practice; and

(d) None of [*], Consultant, Ovamed, nor any of Consultant’s or Ovamed’s employees who perform or may perform Services under this Agreement (i) is now or has in the past been suspended, proposed for debarment or debarred by the United States Food and Drug Administration or any other government or regulatory authority; (ii) has ever been convicted of a felony under federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product; or (iii) is currently suspended or otherwise excluded by any governmental entity from receiving federal contracts.

10. Independent Contractor. For purposes of this Agreement and all Services to be provided hereunder, neither Consultant nor [*] shall be considered a partner, co-venturer, agent, employee, or representative of Company, but each shall remain in all respects an independent contractor. Neither Consultant nor [*] shall have any right or authority to make or undertake

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the Company. As an independent contractor, neither Consultant nor [*] shall participate in any employee benefits provided by the Company to its employees, including worker’s compensation insurance, disability, pension or other employee plans. Consultant assumes full responsibility and liability for the payment of any taxes due on money received by Consultant hereunder. In making payments to Consultant under this Agreement, Company will not make any deductions for taxes unless required by applicable law. As an independent contractor, Consultant shall provide Company with a Form W-9, or such other form as may be required by applicable law, at least ten business days prior to any required payments hereunder.

11. Waiver. The waiver of either Party or the failure by either Party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.

12. Assignment. The rights and liabilities of the Parties will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be, provided that Consultant may not assign or delegate its or [*] obligations under this Agreement either in whole or in part.

13. Complete Understanding; Modification. Except as expressly provided herein, this Agreement supersedes and render null and void any and all prior agreements between the Parties and their agents and personnel on the subject of this Agreement. Any modifications to this Agreement must be in writing and signed by the Parties.

14. Notices. Any notices required or permitted hereunder will be given in writing to the appropriate Party at the address specified above or at such address as the Party will specify. Such notice will be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. A copy of any notices given by the Company to the Consultant shall simultaneously be sent to: Ovamed GmbH, Kiebitzhörn 31, 22885 Barbuttel, Germany, Attention: General Manager, (CEO), Mr. Alexander Beese, Fax No.: [*], Email: [*]

15. Miscellaneous. This Agreement may be executed in one or more counterparts by the Parties by signature of a person having authority to bind the Party, each of which when executed and delivered, will be an original and all of which will constitute one and the same Agreement. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the last signature set forth below:

CORONADO BIOSCIENCES, INC.

By:

Name:
Title:
Date:

TSO LABORATORIES, INC.

By:
Name:
Title:
Date:

Agreed and Acknowledged:

[*]
Date:

OVAMED GMBH

By:
Name:
Title:
Date:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix 2.7

Assignment and Assumption of Lease

Execution Copy

ASSIGNMENT AND ASSUMPTION

OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made this 21st day of December, 2012, by TSO LABORATORIES, INC., a Massachusetts corporation, with an address of 355 Providence Highway, Suite 200, Westwood, MA 02030 (the “Assignor”), to and for the benefit of CORONADO BIOSCIENCES, INC., a Delaware corporation, with an address of 24 New England Executive Park, Suite 105, Burlington, MA 01803 (the “Assignee”).

WHEREAS, Assignor is the Lessor under that certain Standard Form Commercial Lease dated as of December 21, 2012, including the Rider to Lease, by and between Assignor and Cummings Properties, LLC (the “Lease”), pursuant to which Assignor leased approximately 8,726 square feet located at 233 and 230 West Cummings Park, Woburn, Massachusetts (the “Premises”);

WHEREAS, Assignor desires to assign the Lease to Assignee and Assignee desires to assume the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby assigns, sells, grants, conveys, transfers and delivers to Assignee all of Assignor’s right, title and interest in, to and under the Lease.

2. Acceptance, Assumption. Assignee accepts such assignment and assumes all obligations of the Tenant (including payment obligations) under the Lease. In particular, Assignee shall timely pay the security deposit provided for in the Lease and the first installment as well as all further installments of the Construction Charge (as defined in Lease) to Cummings Properties, LLC.

3. Notices. All notices and other communications required or permitted hereunder shall be in writing and sent to the recipient party at the address set forth for such party in the preamble hereto, or to such other address which either party hereunder may designate by notice to the other given as required hereby. Any such notice or communication shall be given either (a) by registered or certified mail, postage prepaid and return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier which provides a receipt to sender, (c) by facsimile or (d) by electronic mail. Such notices shall be deemed given when received or refused by the recipient. A copy of any notices given by the Assignee to the Assignor shall simultaneously be sent to: Ovamed GmbH, Kiebitzhörn 31, 22885 Barsbuttel, Germany, Attention: General Manager, (CEO), Mr. Alexander Beese, Fax No.: [*], Email: [*]

4. Headings. The title of articles and the headings preceding text of paragraphs and sub-paragraphs herein are for convenience of reference only and shall not constitute a part of this Assignment, nor shall they affect its meaning or construction.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5. Invalidity of Provision. If any provision, term or condition of this Assignment or the application thereof to any persons or circumstances should be declared invalid by the final ruling of a court of competent jurisdiction, the remaining provisions, terms and conditions hereof and their application to persons and circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like but valid provision which comports to the findings of such court and most nearly accomplishes the original intention of the parties.

6. Waiver. The waiver by either party to this Assignment of the other’s breach of any provision, term or condition hereof shall not be held or construed (unless expressly so declared in writing) to impair the continuing obligation of such provision, term or condition, nor, except as to the specific instance, to permit similar acts or omissions by the other. The failure of either party to enforce against the other, or to insist on strict performance by the other of, any provision, term or condition hereof shall not be deemed a waiver of the latter’s default with respect thereto, nor a waiver of the former’s right to enforce the same or any other provision, term or condition hereof in the future.

7. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8. Governing Law. This Assignment shall be governed by the laws of The Commonwealth of Massachusetts.

9. Submission to Jurisdiction. To the fullest extent it may do so under applicable law, each party to this Assignment knowingly, intentionally and voluntarily, with and upon the advice of competent counsel (a) submits to personal jurisdiction in The Commonwealth of Massachusetts with respect to any action, suit or proceeding based upon, arising out of or in any way relating hereto, (b) agrees that such action, suit or proceeding may be brought in any state or federal court of competent jurisdiction in said state, (c) submits to the jurisdiction of such courts, and (d) agrees that it will not bring any action, suit or proceeding against the other party with respect hereto in any other forum.

10. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11. Entire Agreement. This Assignment constitutes the entire agreement between the parties hereto with respect to the matters described herein and supersedes any prior or contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, in such regard. No verbal statements made by anyone with respect to such matters shall be construed as a part hereof unless incorporated herein by writing. This Assignment may be amended, modified or supplemented only by an instrument in writing executed and delivered by both parties hereto.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment as of the date set forth in the preamble hereof.

Assignor:

TSO LABORATORIES, INC.

By:
Name:
Title:

Assignee:

CORONADO BIOSCIENCES, INC.

By:
Name:
Title: